SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15
             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number  1-12786
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                              American Paging, Inc.
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             (Exact name of registrant as specified in its charter)

                1300 Godward Street, N.E., Suite 3100, Minneapolis,
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                       Minnesota 55413-1767 (612) 623-3100
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Shares ($1.00 par value)
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)       [X]              Rule 12h-3(b)(1)(ii)        [ ]
 Rule 12g-4(a)(1)(ii)      [ ]              Rule 12h-3(b)(2)(i)         [ ]
 Rule 12g-4(a)(2)(i)       [ ]              Rule 12h-3(b)(2)(ii)        [ ]
 Rule 12g-4(a)(2)(ii)      [ ]              Rule 15d-6                  [ ]
 Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
                                      One
                                    -------

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Paging, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:          March 26, 1998                  By:     /s/ Terrence T. Sullivan
     ---------------------------------              ----------------------------
                                                     Name:  Terrence T. Sullivan
                                                     Title: President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.







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